Exhibit 5.11

McCann FitzGerald
Solicitors
Riverside One
Sir John Rogerson’s Quay
Dublin 2
Tel: +353-1-829 0000
Fax: +353-1-829 0010
Email: inquiries@mccannfitzgerald.ie
Dx 31 Dublin
www.mccannfitzgerald.ie
OUR REF	YOUR REF	DATE

SDM\8283729.5	5 December 2013

The Addressees

(as defined below)

Private and Confidential

Trinseo Note Exchange

Dear Ladies & Gentlemen

1.	Introduction

We have acted as counsel to the Irish Companies (as defined below) and have been requested to give an opinion in connection with certain Irish law aspects of the Documents (as defined below). We are qualified to give this legal opinion under Irish law on the bases, under the assumptions, and subject to the reservations and qualifications set out below.

2.	Bases of Opinion

2.1	This Opinion speaks only as of its date.

2.2	For the avoidance of doubt, we are under no obligation to update this Opinion in any respect and each Addressee, by relying on this Opinion, accepts that we are under no obligation to update this Opinion nor are we under any duty to disclose any information which may come to our attention following the date of this Opinion which might affect or alter the opinions set out herein. This Opinion has been issued in replacement of the opinion issued on 30 September 2013 (the “September Opinion”). The September Opinion is withdrawn and not capable of being relied upon in any circumstances whatsoever.

2.3	For the purposes of giving this Opinion we have examined original, facsimile or electronic copies of:

(a)	the executed Documents;

(b)	the Registration Statement (as defined below);

John Cronin, Timothy Bouchier-Hayes, Jane Marshall, Ronan Molony, Lonan McDowell, Julian Conlon, Damian Collins, Catherine Deane, Paul Heffernan, Terence McCrann, Roderick Bourke, Ambrose Loughlin, Niall Powderly, Kevin Kelly, Hilary Marren, Eamonn O’Hanrahan, Roy Parker, Patricia Lawless, Barry Devereux, Geraldine Hickey, Helen Kilroy, Judith Lawless, James Murphy, David Lydon, David Byers, Sean Barton, Colm Fanning, Paul Lavery, Julie Quin, Alan Fuller, Claire Lenny, Maureen Dolan, Michelle. Doyle, Hugh Beattie, Fergus Gillen, Valerie Lawlor, Mark White, Rosaleen Byrne, Eamon de Valera, Joe Fay, Ben Gaffikin, Donal O Raghallaigh, Karyn Harty, Philip Andrews, Barrett Chapman, Mary Brassil, Audrey Byrne, Shane Fahy, Georgina O’Riordan, Adrian Farrell, Michael Murphy, Annette Hogan, Aidan Lawlor, Darragh Murphy, Brian Quigley, Stephen FitzSimons, David Hurley, Philip Murphy, Fiona O’Beirne, Garreth O’Brien, Joshua Hogan, Richard Leonard, Jenny Mellerick, Rory O’Malley, Lisa Smyth.

Consultants: Eleanor MacDonagh (FCA), Peter Osborne, Michael Ryan (FCA), Tony Spratt (ACA).

BRUSSELS 40 Square de Meeûs, 1000 Brussels, Tel: +32-2-740 0370, Fax: +32-2-740 0371.

LONDON Tower 42, Level 38C, 25 Old Broad Street, London EC2N 1HQ, Tel: +44-20-7621 1000, Fax: +44-20-7621 9000.

(c)	a certificate of an authorised officer of each Irish Company (as defined below) dated 10 May 2013 (the “Accession Certificates”) and a certificate of an authorised officer of each Irish Company dated 5 December 2013 (the “Exchange Certificates”, and together with the Accession Certificates, the “Certificates”), copies of which are attached to this Opinion;

(d)	results of searches made by independent law searchers on our behalf against each Irish Company on 10 May 2013 and on 5 December 2013 in:

(i)	the Companies Registration Office;

(ii)	the Petitions Section of the Central Office of the High Court of Ireland; and

(iii)	the Judgments Office of the Central Office of the High Court of Ireland,

(together, the “Searches”, copies of which are attached to this Opinion); and

(e)	all other relevant corporate documents of the Irish Companies and such further documents and matters of law as we have considered necessary or appropriate for the preparation of this Opinion.

2.4	In this Opinion:

“Acts” means the Companies Acts, 1963 to 2012;

“Addressees” means:

(a)	Trinseo Materials Operating S.C.A. and Trinseo Materials Finance, Inc., each of 1000 Chesterbrook Boulevard, Suite 3000, Berwyn, Pennsylvania 19312; and

(b)	each purchaser of 8.750% senior secured notes due 2019 issued by the Issuers which have been registered under the Securities Act, as more particularly described in the Registration Statement,

and “Addressee” means any of them;

“Courts” means the courts of Ireland, unless otherwise indicated, and “Court” shall be construed accordingly;

“Documents” means each of the New York Law Documents, the Security Trust Deed and the Security Documents and “Document” means any of them;

“Dutch PoA” means the Dutch law power of attorney dated 25 April 2013 entered into by SIHI in connection with the Dutch Share Charge;

“Dutch Share Charge” means the Dutch law deed of disclosed pledge over registered shares dated 9 May 2013 between, amongst others, SIHI and the Security Trustee;

“First Supplemental Indenture” means the first supplemental indenture to the Indenture dated 12 March 2013 between, amongst others, the Issuers, SIHI and the Trustee;

“Fourth Supplemental Indenture” means the fourth supplemental indenture to the Indenture dated 3 December 2013 between, amongst others, the Issuers, each Irish Company and the Trustee;

“Indenture” means the indenture dated 29 January 2013 entered into between, inter alios, the Issuers, the guarantors a party thereto and the Trustee;

“Initial Purchasers” has the meaning given to it in the Indenture;

“Insurance Acts” means the Insurance Acts 1909 to 2006, regulations made thereunder and regulations relating to insurance made under the European Communities Act, 1972;

“Irish Company” means either SMI or SIHI;

“Irish Security Documents” means each of:

(a)	the SIHI Debenture; and

(b)	the SMI Debenture;

“Issuers” means each of:

(a)	Trinseo Materials Operating S.C.A., a partnership limited by shares (société en commandite par actions) organized and existing under the laws of the Grand-Duchy of Luxembourg; and

(b)	Trinseo Materials Finance, Inc., a Delaware Corporation;

“Minutes” means, in respect of an Irish Company:

(a)	the minutes of a meeting of the board of directors of that Irish Company held on 25 April 2013; and

(b)	the minutes of a meeting of the board of directors of that Irish Company held on 9 September 2013;

(c)	the minutes of a meeting of the board of directors of that Irish Company held on 17 September 2013; and

(d)	the minutes of a meeting of the board of directors of that Irish Company held on 18 November 2013,

copies of which are attached to the Certificate of that Irish Company;

“New York Law Documents” means the Purchase Agreement, the Purchase Agreement Joinder, the Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, Registration Rights Agreement and the Registration Rights Joinder;

“Parties” means, in respect of a Document, the parties to that Document and “Party” means any of them;

“Purchase Agreement” means the Purchase Agreement dated 24 January 2013 between, among others, the Issuers, the guarantors a party thereto and the Initial Purchasers;

“Purchase Agreement Joinder” means the joinder to the purchase agreement dated 10 May 2013 between, amongst others, the Irish Companies and Deutsche Bank Securities Inc. (as representative of the Initial Purchasers);

“Registration Rights Agreement” means the registration rights agreement dated 29 January 2013 between, amongst others, the Issuers the guarantors a party thereto and Deutsche Bank Securities Inc. (as representative of the Initial Purchasers);

“Registration Rights Joinder” means the joinder to the Registration Rights Agreement dated 10 May 2013 entered into between, amongst others, the Irish Companies and Deutsche Bank Securities Inc. (as representative of the Initial Purchasers);

“Registration Statement” means the Form S-4 registration statement filed by the Issuers with the SEC on 30 September 2013 pursuant to which the Issuers have offered to exchange up to $1,325,000,000 of their outstanding 8.750% senior secured notes due 2019 and certain related guarantees which have not been registered under the Securities Act for an equal aggregate principal amount of their 8.750% senior secured notes due 2019 and certain related guarantees which have been registered under the Securities Act;

“Resolution” means, in respect of an Irish Company:

(a)	the ordinary resolution of all of the members entitled to attend and vote at a general meeting of that Irish Company passed on 25 April 2013;

(b)	the ordinary resolution of all of the members entitled to attend and vote at a general meeting of that Irish Company passed on 17 September 2013; and

(c)	the ordinary resolution of all of the members entitled to attend and vote at a general meeting of that Irish Company passed on 18 November 2013,

copies of which are attached to the Certificate of that Irish Company;

“SEC” means the Securities and Exchange Commission of the United States of America;

“Second Supplemental Indenture” means the second supplemental indenture to the Indenture dated 10 May 2013 between, amongst others, the Issuers, SMI and the Trustee;

“Securities Act” means the Securities Act of 1933 (as amended) of the United States of America;

“Security” means the security interests created by or pursuant to the Security Documents or, as the context requires, any part thereof;

“Security Documents” means the Irish Security Documents and the Dutch Share Charge;

“Security Trust Deed” means the security trust deed dated 10 May 2013 between, amongst others, the Irish Companies and the Security Trustee;

“Security Trustee” means Wilmington Trust, National Association in its capacity as security trustee under the Security Documents;

“SIHI” means Styron Investment Holdings Ireland (No. 500882);

“SIHI Debenture” means the debenture dated 10 May 2013 between SIHI and the Security Trustee;

“SMI” means Styron Materials Ireland (No. 485594);

“SMI Debenture” means the debenture dated 10 May 2013 between SMI and the Security Trustee;

“Third Supplemental Indenture” means the third supplemental indenture to the Indenture dated 16 September 2013 between, amongst others, the Issuers, each Irish Company and the Trustee;

“Security” means the security interests created by or pursuant to the Security Documents or, as the context requires, any part thereof;

“Transactions” means the obligations and transactions contemplated by the Documents or any of them, as the context requires or permits; and

“Trustee” means Wilmington Trust, National Association in its capacity as Trustee under the Indenture.

2.5	Initially capitalised terms used in this Opinion but not defined herein have the meanings given to them in the Indenture (whether expressly or by reference to another document).

2.6	This Opinion is governed by, and interpreted in accordance with, Irish law.

2.7	This Opinion is limited to the matters expressly stated in this Opinion only. In particular:

(a)	save as expressly stated herein, we express no advice on the effect, validity, or enforceability of or the creation or effectiveness of any document;

(b)	we express no advice on the contractual terms of any document other than by reference to the legal character thereof under the laws of Ireland;

(c)	we have made no investigation of, and express no advice on, the laws, or the effect on the Documents and the Transactions of the laws, of any country or jurisdiction other than Ireland, and this Opinion is strictly limited to the laws of Ireland as in force on the date hereof and as currently applied by the Courts (excluding any foreign law to which reference may be made under the rules of Irish private international law). We have assumed without investigation that, insofar as the laws of any jurisdiction other than Ireland are relevant, such laws do not prohibit and are not inconsistent with any of the obligations or rights expressed in the Documents or the Transactions;

(d)	we express no views or opinion on matters of fact or tax;

(e)	we express no opinion as to the existence or validity of, or the title of any person to, any assets which are or purport to be transferred or otherwise dealt with under the Documents or as to whether it or they are capable of being so dealt with free of any equities or of any security rights or interests which may have been created in favour of any other person;

(f)	we express no opinion on any Security created pursuant to the Security Documents;

(g)	we express no opinion on any set-off or netting rights created or expressed to be created pursuant to the Documents or the Transactions;

(h)	we express no opinion on any Party other than as expressly provided for in this Opinion; and

(i)	we express no opinion on any Note Documents (other than the Documents).

2.8	This Opinion is addressed to the Addressees solely for their own benefit and for the purpose of the Transactions and, except with our written consent, is not to be used or relied upon by any other person or used or relied upon by any Addressee for any other purpose. The contents of this Opinion may be disclosed, without our prior written consent, to:

(a)	an Addressee’s legal or other professional advisors (including its auditors), acting in their capacity as such; and

(b)	any person to whom this Opinion must be disclosed as a matter of law,

and, as regards disclosure to any of the persons referred to at (a) and (b) above, such disclosure may only be made on the basis:

(i)	that it is for the purposes of information only;

(ii)	on the strict understanding that we assume no responsibility or liability to them as a result or otherwise; and

(iii)	none of such persons may rely on this Opinion for their own benefit or for that of any other person.

2.9	We consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to us in the Registration Statement. In giving this consent, we do not admit that or express any views on whether we are within the category of persons whose consent is required under the Securities Act, or the rules and regulations of the SEC thereunder. Except as provided in paragraph 2.8 and in this paragraph, this opinion may not be (in whole or in part) used, copied, circulated or relied upon by any party or for any other purpose without our prior written consent.

2.10

For the purposes of this Opinion, we have not examined any documents relating to the Transactions other than the documents set out in paragraph 2.3 of this Opinion (the “Reviewed Documents”) even where other documents are referred to in the Reviewed Documents despite the fact that the obligations constituted by such documents are intended to be guaranteed or otherwise secured by the Documents (or any of them) and accordingly, this Opinion must be regarded as qualified to the extent that, following a review of all such other documents (which we assume to be the legal, valid and binding obligations of all parties thereto as a matter of all applicable laws), we would have found it necessary or appropriate to include any further assumptions and/or qualifications. Furthermore, we have not examined any other drafts and/or copies of contracts, documents or other instruments affecting the Irish Companies or any other person and any other corporate or other records of either Irish Company or any other person, other than as stated in this Opinion.

2.11	In giving this Opinion, we have relied upon:

(a)	the Certificates and the statements made therein, together with the attachments thereto, and this Opinion is expressly given upon the terms that the information disclosed thereby has not changed since the date thereof and that no further investigation or diligence whatsoever in respect of any matter referred to, or the statements made, in a Certificate (or in the attachments thereto) is required of us by you; and

(b)	the results of the Searches.

2.12	It should be noted that some of the Documents contain express references to provisions of statutes and the law of jurisdictions other than Ireland and we express no opinion on any such provision or its application to the relevant Document or to an Irish Company. We have proceeded on the basis that words and phrases used in the Documents to describe the laws and practices of such other jurisdictions have the same meaning and effect as if they were governed by Irish law. Accordingly, our opinion must be regarded as being qualified to the extent that, if this basis is incorrect, we would have found it necessary or appropriate to include further assumptions and/or qualifications.

3.	Opinion

Subject to:

(a)	the bases of opinion set out in paragraph 2 above;

(b)	the assumptions and reservations set out in paragraphs 4 and 5, respectively, below; and

(c)	any matters or documents not disclosed to us,

we are of the opinion as follows.

3.1	Corporate Status

Each Irish Company is an unlimited liability company having a share capital and is duly incorporated under the laws of Ireland. It is incorporated for an indefinite period, is a separate legal entity and is subject to suit in its own name. The Searches do not disclose that any steps have been taken to appoint an examiner to either Irish Company, to appoint a receiver to it or its assets or to wind it up. On the basis of the Searches only, each Irish Company is validly existing.

3.2	Execution

The First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Purchase Agreement Joinder, Registration Rights Joinder, Security Trust Deed, the Irish Security Documents and the Dutch PoA have been properly executed on behalf of each Irish Company a party thereto.

3.3	Legal Capacity

Each Irish Company has the necessary legal capacity to enter into and (where applicable) deliver, and to perform its obligations under, the Documents to which it is a party.

3.4	Corporate authorisation

All necessary corporate action required of each Irish Company has been duly taken to authorise the execution and (where applicable) delivery of, and the performance by it of its obligations under, the Documents to which it is a party.

4.	Assumptions

We have assumed for the purposes of this Opinion (without any responsibility on our part if any assumption proves to have been untrue or incorrect as we have not independently verified any assumption):

Authenticity/Completeness of the documents

(a)	the genuineness of any signatures and seals upon all original documents of any kind examined by us;

(b)	the authenticity of all documents sent to us as originals;

(c)	that all documents requiring to be delivered pursuant to any applicable law have been delivered;

(d)	the completeness and conformity to the originals of all copy documents of any kind furnished to us;

(e)	that, where incomplete documents have been submitted to us or signature pages only have been supplied to us for the purposes of issuing this Opinion, the originals of such documents correspond in all respects with the last draft of the complete document submitted to us;

Meetings

(f)	that:

(i)	the copies produced to us of minutes of meetings (including, without limitation, each set of Minutes) and/or resolutions (including, without limitation, each Resolution) are true copies and correctly record the proceedings at such meetings and/or the subject matter which they purport to record;

(ii)	any meetings referred to in such copies were duly convened and held;

(iii)	at all times during such meetings there were sufficient members present to ensure a quorum;

(iv)	those present at any such meetings acted bona fide throughout;

(v)	all resolutions set out in such copies were duly passed; and

(vi)	no further resolutions have been passed, or corporate or other action taken which would or might alter the effectiveness thereof;

Purposes, Benefits and Interests

(g)	that the Documents and the Transactions have been entered into for bona fide commercial purposes, on arm’s length terms, without any intention to prefer any creditor over any other creditor, without any fraudulent purpose and for the benefit of each Party thereto and are in those Parties’ respective commercial interest and for their respective corporate benefit;

(h)	the business which each Irish Company actually carries on is within the terms of its memorandum of association;

(i)	that each Irish Company is entering into the Documents in furtherance of its principal objects and in the ordinary cause of its trade;

(j)	that the Certificate of Incorporation, any Certificates of Incorporation on a Change of Name and the Memorandum and Articles of Association of each Irish Company examined by us for the purposes of this Opinion are correct and up-to-date;

Searches

(k)	the accuracy and completeness of the results of the Searches, that the information disclosed by the Searches was up to date and that the information contained in the Searches has not, since the date and time the Searches were made, been altered and that there was no information which had been delivered for registration or filing that did not appear in the relevant records or files at the time the Searches were made;

Certificates

(l)	the accuracy and completeness of the statements contained in the Certificates and of the documents attached to the Certificates as at the date given and on the date of this Opinion;

Governing Law and Foreign Law

(m)	as a matter of all relevant laws (other than, insofar as such laws apply to the matters expressly covered by this Opinion, the laws of Ireland):

(i)	all obligations under the Documents will, upon execution and, in the case of the Documents executed as a deed, delivery thereof, be valid, legally binding upon, and enforceable against, the Parties thereto;

(ii)	words and phrases used therein have the same meaning and effect as they would if the Documents were governed by Irish law;

(iii)	the choice of governing law(s) is bona fide and valid;

(iv)	all consents, approvals, notices, filings, recordations, publications, registrations and other steps necessary or desirable in order to permit the execution, delivery (where relevant) or performance of the Documents or to perfect, protect or preserve any of the interests created by the Documents, have been obtained, made or done, or will be obtained, made or done, within any relevant permitted period(s); and

(v)	the legal effect of the Documents, and the matters expressed to be effected thereby, as set out in the Documents, and the creation of any security or other interest in any assets the subject thereof, will, upon execution and, where relevant, delivery of the Documents, be effective.

For the purposes of this assumption, “relevant laws” include (without limitation) most notably the:

(A)	laws of the jurisdiction of incorporation of each Party and each jurisdiction through which each Party acts for the purposes of the Document;

(B)	the governing law of the Documents; and

(C)	the lex situs and, if different, the law governing the creation of the assets which are, or purport to be, dealt with under the Documents;

(n)	that there are no provisions of the laws of any jurisdiction outside Ireland which are or will be applicable to a Document which would be contravened by, or are inconsistent with, the execution, performance or delivery of a Document and that none of the opinions expressed above will be affected by the laws (including the public policy) of any jurisdiction outside Ireland;

(o)	insofar as any obligation or right of a Party pursuant to a Document falls or will fall to be performed or, as the case may be, exercised in any jurisdiction outside Ireland, that its performance or, as the case may be, exercise will not be illegal or ineffective by virtue of the laws of that jurisdiction;

Parties

(p)	that:

(i)	each Party to a Document (other than each Irish Company):

(A)	has been duly incorporated;

(B)	is validly existing;

(C)	has the necessary power, authority and capacity to take the benefit of that Document expressed or intended to be for that Party’s benefit, and to perform its obligations under the Documents to which it is a party, under the laws of the jurisdiction under which it is constituted and any other applicable laws; and

(ii)	each Party has complied with and will comply with all the laws and regulations applicable to the Transactions in any jurisdiction (other than Ireland insofar as such laws and regulations apply to the matters expressly covered by this Opinion) and has obtained all governmental and other consents, licences and approvals required for the execution, delivery and performance thereof by the laws of the jurisdiction (other than Ireland insofar as such consents, licences and approvals apply to the matters expressly covered by this Opinion) under which the same is to be performed (including such filing, registration, recording or enrolling of each Document in any such jurisdiction as may be required to ensure the legality, validity, enforceability or admissibility in evidence thereof);

(q)	all necessary corporate and shareholder action has been duly and correctly taken by each Party (other than each Irish Company) to authorise its entry into, delivery and execution of each Document and to perform its obligations thereunder;

(r)	that each Document has been or (as the case may be) will be duly executed by the persons duly authorised to do so on behalf of the Parties other than the Irish Companies (and has been delivered by each of the Parties thereto in accordance with its constitutional documents and the laws of the jurisdiction under which it is constituted);

(s)	other than the Security Trustee and the Trustee, each Party acts and shall act as principal and not as agent or in any other capacity whatsoever, fiduciary or otherwise and shall be personally liable as regards the obligations expressed to be owing by it and shall be the beneficial owner of obligations expressed in each Document to be owed to it and each of the Parties are entering into the Documents on arm’s length terms;

(t)	there are no contractual or similar restrictions binding on any of the Parties which would affect the conclusions in this Opinion;

(u)	no Party has or will have notice of any prohibition or restriction on the creation, execution or performance of any Document;

No Insolvency

(v)	that no Party is/was at the date of execution or the effective date of any Document, or will as a result of the Transactions, become insolvent or unable to pay its debts or deemed to be so under any applicable statutory provision, regulation or law;

Calculations

(w)	any calculation (including, without limitation, for the purposes of currency conversion) made under the Documents will be made in good faith and in a commercially reasonable manner;

Financial Transfers

(x)	the Documents and the Transactions and other matters contemplated thereby are not and will not be affected by any financial restrictions arising from orders made by the Minister for Finance under the Financial Transfers Act, 1992 or the European Communities Act, 1972 or European Communities Regulations having direct effect in Ireland;

Disqualification of Directors

(y)	that no person who has been appointed or acts in any way, whether directly or indirectly, as a director or secretary of, who has been concerned in or taken part in the promotion of, each Irish Company has been the subject of a declaration under Section 150 (Restriction) or Section 160 (Disqualification of certain persons from acting as directors or auditors of or managing companies) of the Companies Act, 1990;

Financial Assistance

(z)	Section 60 (Giving of financial assistance by a company) of the Companies Act, 1963 (as amended) has no application to the Documents or the Transactions;

Section 286, etc.

(aa)	that none of Section 286 (Fraudulent Preference) of the Companies Act, 1963 (as amended), Section 139 of the Companies Act, 1990 (Power of court to order the return of assets improperly transferred) or Section 288 (Circumstances in which a floating charge is invalid) of the Companies Act, 1963 applies to any of the Documents or the Transactions;

Sections 29 and 31, Companies Act, 1990

(bb)	that Section 29 (Substantial property transactions involving directors, etc.) and Section 31 (Prohibition of loans, etc. to directors and connected persons) has no application to the Documents or the Transactions;

Group Companies

(cc)	that each Issuer is and will at all times be the holding company (within the meaning of Section 155 of the Companies Act, 1963) of each Irish Company and each other Guarantor and accordingly each Issuer, each Irish Company and each other Guarantor is and will at all relevant times be a member of the same group of companies consisting of a holding company and its subsidiaries for the purposes of the Acts;

Insurance Legislation

(dd)	in considering the application of the Insurance Acts, that each Irish Company has not received nor will receive any remuneration in connection with any guarantee, indemnity or similar payment obligation in any Document;

Notes

(ee)	each Note is issued by an Issuer;

(ff)	the Notes are not and will not at any time be the subject of a public offer within the meaning of, and for the purposes of, the Prospectus (Directive 2003/71/EC) Regulations, 2005 (as amended from time to time, including pursuant to the Prospectus (Directive 2003/71/EC) (Amendment) Regulations, 2012 and the Prospectus (Directive 2003/71/EC) (Amendment) (No. 2) Regulations, 2012) and the Acts and no application has been or will be made for the Notes to be admitted to trading on a regulated market in Ireland;

Miscellaneous

(gg)	that the terms of the Documents will be observed and performed by the Parties;

(hh)	the truth, accuracy and completeness of any representations, certificates and information given to us by or on behalf of any Party in reply to any queries which we have considered necessary for the purpose of giving this opinion;

(ii)	the completeness and accuracy of all representations in the Documents as to matters of fact;

(jj)	the entry by the Parties into the Documents and the performance by them of the Transactions will not infringe the terms of, or constitute a default under, any trust deed, debenture, agreement or other instrument or obligation to which any Party is party or by which any of any Party’s property, undertaking, assets or revenues are bound;

(kk)	that there are no escrow arrangements or other agreements of a similar type in place in relation to the Documents;

(ll)	the consideration expressed on the face of the Documents is and will at all time be sufficient and adequate consideration for each Irish Company in respect of its entry into the Documents and performance by it of the Transactions;

(mm)	that nothing has happened since the date of any Document (where the date of that Document is earlier than the date of this Opinion) that would affect or alter any of the assumptions, reservations or opinions contained herein; and

(nn)	no Document (other than the Security Trust Deed and each Irish Security Document) is a deed.

5.	Reservations and Qualifications

Our Opinion is subject to the following reservations and qualifications:

Documents

5.1	Notwithstanding any provision in a Document to the contrary, a Document may be capable of being amended by oral agreement or conduct of the Parties.

5.2	Provisions in a Document imposing additional obligations in the event of breach or default, or of payment or repayment being made other than on an agreed date, may be unenforceable to the extent that they are subsequently adjudicated to be penal in nature. The fact that any payment is held to be penal in nature would not, of itself, prejudice the legality or validity of any other provision contained in that Document which does not provide for the making of such payment.

5.3	Provisions in a Document that calculations or certifications or acknowledgements are to be conclusive and binding will not necessarily prevent judicial enquiry by the Courts into the merits of any claim by a party claiming to be aggrieved by such calculations, certifications or acknowledgements; nor do such provisions exclude the possibility of such calculations, certifications or acknowledgements being amended by order of the Courts.

5.4	To the extent that a Document vests a discretion in any party, or provides for any party determining any matter in its opinion, the exercise of such discretion and the manner in which such opinion is formed and the grounds on which it is based may be the subject of a judicial enquiry and review by the Courts.

5.5	Provisions of a Document providing for severance of provisions due to illegality, invalidity or unenforceability thereof may not be effective, depending on the nature of the illegality, invalidity or unenforceability in question.

5.6	The effectiveness of terms of documents exculpating a party from a liability, obligation or duty otherwise owed is limited by law.

Enforceability/Binding Nature of Obligations

5.7

The description of obligations as “enforceable” or “binding” refers to the legal character of the obligations in question. It implies no more than that they are of a character which Irish law recognises and enforces. It does not mean that each Document will be binding or enforced in all circumstances or that any particular remedy will be available. Equitable remedies, such as specific performance and injunctive relief, are in the discretion of the Courts and may not be available to persons seeking to enforce provisions of a Document. Furthermore, the Courts may not allow acceleration of amounts payable under a Document where an event of default occurs that it considers immaterial. More generally, in any proceedings to enforce a Document, the Courts may require that the Party seeking enforcement acts with reasonableness and good faith. Enforcement of a Document may also be limited as a result of (i) the provisions of Irish law applicable to contracts held to have become frustrated by events happening after their execution; and (ii) any breach of the terms of that Document by the Party seeking to enforce the same.

5.8	The obligations of each Irish Company under the Documents are subject to all laws relating to insolvency, bankruptcy, liquidation, reorganisation, moratorium, examinership, trust schemes, preferential creditors, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally.

5.9	Where an obligation is to be performed outside Ireland under a Document, it may not be enforceable in Ireland to the extent that performance would be illegal or contrary to public policy under the laws of that jurisdiction.

5.10	Any judgment of the Courts for moneys due under a Document may be expressed in a currency other than euro but the order may issue out of the Central Office of the High Court expressed in euro by reference to the official rate of exchange prevailing on the date of issue. In addition, in a winding-up in Ireland of an Irish incorporated company, all foreign currency claims must be converted into an Irish currency for the purposes of proof. The rate of exchange to be used to convert foreign currency debts into euro for the purposes of proof in a winding-up is the spot rate as of, in the case of a compulsory winding-up, either the date of commencement of the winding-up (presentation of the petition for winding-up or earlier resolution for winding-up) or of the winding-up order and, in the case of a voluntary winding-up, on the date of the relevant winding-up resolution.

5.11	A court may refuse to give effect to a purported contractual obligation to pay costs arising from unsuccessful litigation brought against a party and may not award by way of costs all of the expenditure incurred by a successful litigator in proceedings before that court.

5.12	Claims against any Party may be or become the subject of set-off or counterclaim and any waiver of those or other defences available to each Party may not be enforceable in all circumstances.

5.13	Currency indemnities contained in a Document may not be enforceable in all circumstances.

5.14	We express no opinion on how courts outside Ireland would apply the laws of Ireland in relation to any aspect of the Documents.

5.15	Enforcement of a Document will be limited by any contractual restrictions contained therein.

5.16	We draw your attention to the decision in the English case of R (on the application of Mercury Tax Ltd) v. Revenue and Customs Commissioners 2008 EWHC 2721. Although this decision is not binding on the Courts it may be considered as persuasive authority in any proceedings before the Courts. One of the decisions in that case would appear to indicate that a previously executed signature page from one document may not be transferred to another document, even where the documents in question are simply updated versions of the same document. Our Opinion is qualified by reference to the above referenced decision.

Stamp Duty

5.17	So far as it relates to Irish stamp duty, any undertaking given by any Party in a Document to pay stamp duty may be void under section 131 of the Stamp Duties Consolidation Act, 1999.

Statutes of Limitation

5.18	Claims against any Party may become barred under relevant statutes of limitation if not pursued within the time limited by such statutes.

Power of Attorney

5.19	Any clause in a Document which purports to authorise a Party to delegate a power of attorney may not be enforceable under Irish law.

Searches

5.20	It should be noted that the search in the Companies Registration Office is not capable of always revealing whether or not a winding-up petition or petition for the appointment of an examiner has been presented; and notice of a winding-up order made, notice of a resolution passed or of a petition presented for winding-up or for the appointment of an examiner, or notice of a receiver or examiner appointed may not be filed with the Companies Registration Office immediately. The Searches conducted on 5 December 2013 reveal two unsatisfied charges registered against each Irish Company, details of which are set out in the Schedule to this Opinion.

5.21	The Searches are not capable of always revealing all charges created by a company as not all charges created by a company are registrable in the Companies Registration Office. Furthermore, particulars of a charge may have been lodged for registration and may not be available for inspection by the public pending registration.

Yours faithfully

McCann FitzGerald

Schedule

1.	SMI

(a)	A charge on uncalled share capital of the company. A charge created or evidenced by an instrument which, if executed by an individual, would require registration as a bill of sale. A charge on land, wherever situate, or any interest therein, but not including a charge for any rent or other periodical sum issuing out of land. A charge on book debts of the company. A floating charge on the undertakings or property of the company. A charge on goodwill, on a patent or licence under a patent, on a trademark or on a copyright or a licence under copyright created on 23 September 2010 in favour of Deutsche Bank AG, New York Branch.

(b)	A charge on uncalled share capital of the company. A charge created or evidenced by an instrument which, if executed by an individual, would require registration as a bill of sale. A charge on land, wherever situate, or any interest therein, but not including a charge for any rent or other periodical sum issuing out of land. A charge on book debts of the company. A floating charge on the undertakings or property of the company. A charge on calls made but not paid. A charge on goodwill, on a patent or licence under a patent, on a trademark or on a copyright or a licence under copyright created on 10 May 2013 in favour of Wilmington Trust, National Association.

2.	SIHI

(a)	A charge on uncalled share capital of the company. A charge created or evidenced by an instrument which, if executed by an individual, would require registration as a bill of sale. A charge on land, wherever situate, or any interest therein, but not including a charge for any rent or other periodical sum issuing out of land. A charge on book debts of the company. A floating charge on the undertakings or property of the company. A charge on calls made but not paid. A charge on goodwill, on a patent or licence under a patent, on a trademark or on a copyright or a licence under copyright created on 2 September 2011 in favour of Deutsche Bank AG, New York Branch.

(b)	A charge on uncalled share capital of the company. A charge created or evidenced by an instrument which, if executed by an individual, would require registration as a bill of sale. A charge on land, wherever situate, or any interest therein, but not including a charge for any rent or other periodical sum issuing out of land. A charge on book debts of the company. A floating charge on the undertakings or property of the company. A charge on calls made but not paid. A charge on goodwill, on a patent or licence under a patent, on a trademark or on a copyright or a licence under copyright created on 10 May 2013 in favour of Wilmington Trust, National Association.